State of Delaware
Secretary of State
Division of Corporations
Delivered 09:44 AM 12/26/2017
FILED 09:44 AM 12/26/2017
SR 20177761043 - File Number 3468406

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Novint Technologies, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered FOUR so that, as amended, said Article shall be and read as follows:

The Company shall be authorized to issue 512,500,000 shares of stock, of which 500,000,000 shares are designated as common stock, par value $.0001 per share and 12,500,000 are designated as preferred stock, par value $.0001 per share.

(a) The Board of Directors of the Company is hereby authorized to, by any resolution or resolutions duly adopted in accordance with the provisions of the General Company Law of the State of Delaware and the By-Laws of the Company, authorize the issuance of any or all of the preferred stock in any number of classes or series within such classes and in the resolution or resolutions authorizing such issuance, to set all terms of such preferred stock of any class or series, including, without limitation:

(1) the designation of such class or series, the number of shares to constitute such class or series, whether the shares shall be of a stated par value or no par value, and the stated value thereof if different from the par value thereof;

(2) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other class or series of preferred stock;

(3) whether the shares of such class or series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(4) the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(5) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or

other Company purposes and the terms and provisions relating to the operation thereof;

(6) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(7) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series of Preferred Stock or of any other class; and

(8) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

(b) The powers, preferences and relative, participating optional and other special rights of each class or series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

(c) As required pursuant to section 1123(a)(6) of title 11 of the United States Code, all shares of Common Stock and Preferred Stock issued and to be issued are and must be voting securities and, as to all Common Stock and Preferred Stock, voting power must be appropriately distributed by the Board of Directors of the Company on a proportional one-vote-per-share basis.

(d) The Company shall not have the power or authority to issue any shares of capital stock without voting power.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of December, 2017.

By: /s/ Orin Hirschman
Name: Orin Hirschman
Title: President